Exhibit (b)(6)

                       TERMS AND CONDITIONS OF THE NOTES

         The following is the text of the Terms and Conditions of the Notes substantially in the form in which they will be endorsed on the Notes (except that italicised text will not appear on the Notes):

         The issue of the US.$1,000,000,000 Floating Rate Guaranteed Notes due 2003 (the "Notes", which expression shall in these Terms and Conditions (the "Conditions"), unless the context otherwise requires, include any further Notes issued pursuant to Condition 13 and forming a single series therewith) of Credit Suisse Group Finance (U.S.) Inc. (the "Issuer") was authorised by a resolution of the Board of Directors of the Issuer dated 2nd October, 2000. The Notes have the benefit of an irrevocable and unconditional guarantee of Credit Suisse Group (the "Guarantor") authorised pursuant to a resolution of the Board of Directors of Credit Suisse Group dated 28th August, 2000. A fiscal agency agreement (the "Fiscal Agency Agreement") dated 5th October, 2000 has been entered into in relation to the Notes among the Issuer, the Guarantor, The Chase Manhattan Bank, as fiscal and principal paying agent, and the paying agents named therein. The fiscal agent and the paying agents for the time being are referred to below respectively as the "Fiscal Agent" and the "Paying Agents" (which expression shall include the Fiscal Agent). The Fiscal Agency Agreement includes the form of the Notes and the interest coupons relating to them (the "Coupons"). Copies of the Fiscal Agency Agreement are available for inspection during normal business hours at the specified offices of the Paying Agents. The holders of the Notes (the "Noteholders") and the holders of the Coupons (the "Couponholders", and collectively with the Noteholders, the "holders") are entitled to the benefit of, and are deemed to have notice of, all the provisions of the Fiscal Agency Agreement applicable to them.

1.       Form, Denomination and Title

(a)      Form and denomination

         The Notes are serially numbered and in bearer form in the denominations of U.S.$1,000, U.S.$10,000 and U.S.$100,000, each with Coupons attached on issue. Notes of one denomination may not be exchanged for Notes of any other denomination.

(b)      Title

         Title to the Notes and Coupons passes by delivery. The holder of any Note or Coupon will (except as otherwise required by law) be treated as its absolute owner for all purposes (whether or not such Note or Coupon is overdue and regardless of any notice of ownership, trust or any interest in it, any writing on it, or its theft or loss) and no person will be liable for so treating the holder.

2.       Status

         The Notes and Coupons constitute direct, unconditional, unsecured and unsubordinated obligations of the Issuer and rank pari passu with all other present or future unsecured and unsubordinated obligations of the Issuer and without any preference among themselves, except for such preferences as are provided by any mandatory applicable provision of law.

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3.       Issuer's Negative Pledge

         So long as any Note or Coupon remains outstanding (as defined in the Fiscal Agency Agreement), the Issuer will not create or permit to subsist, otherwise than in the ordinary course of business, any mortgage or other encumbrance upon the whole or any part of its assets (present or future) to secure any Relevant Debt (as defined below), or any guarantee of or indemnity in respect of any Relevant Debt unless, at the same time or prior thereto, the Issuer's obligations under the Notes and the Coupons (i) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by an Extraordinary Resolution of the Noteholders.

         "Relevant Debt" means any present or future indebtedness in the form of, or represented by, notes, bonds, debentures, loan stock or other securities which are for the time being, or are capable of being, quoted, listed or ordinarily dealt in on any stock exchange, over-the-counter or other securities market.

4.       Guarantee

         The complete text of the Guarantee is set out immediately following these Conditions.

(a)      Guarantee

         The Guarantor has, pursuant to a guarantee dated 5th October, 2000 and governed by Swiss law, undertaken for the benefit of the holders irrevocably and unconditionally to guarantee the payment of principal and interest and any other amounts due under these Conditions (the "Guarantee").

(b)      Status

         The Guarantee constitutes an unconditional, unsecured and unsubordinated obligation of the Guarantor and ranks pari passu with all other present or future unsecured and unsubordinated obligations of the Guarantor, except for such preferences as are provided by any mandatory applicable provision of law.

(c)      Rights of holders

         All rights in respect of the Guarantee are held, and may be exercised exclusively, by the holders, each of whom is directly entitled to require the Guarantor to fulfill its obligations under the Guarantee in respect of such holder's claims under the Notes and may enforce such claims directly against the Guarantor without first having recourse to the Issuer.

(d)      Guarantor's negative pledge

         The Guarantor has undertaken pursuant to the Guarantee that, so long as any Note or Coupon remains outstanding (as defined in the Fiscal Agency Agreement), the Guarantor will not create or permit to subsist, otherwise than in the ordinary course of business, any mortgage or other encumbrance upon the whole or any part of its assets (present or future) to secure any

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Relevant Debt (as defined in Condition 3), or any guarantee of or indemnity in respect of any Relevant Debt unless, at the same time or prior thereto, the Guarantor's obligations under the Guarantee (i) are secured equally and rateably therewith or benefit from a guarantee or indemnity in substantially identical terms thereto, as the case may be, or (ii) have the benefit of such other security, guarantee, indemnity or other arrangement as shall be approved by an Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the holders.

(e)      Consolidation or merger

         The Guarantor has agreed pursuant to the Guarantee that it will not consolidate with or merge into any other Person (as defined below) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, unless the Person formed by such consolidation or into which the Guarantor is merged or the Person that acquires by conveyance or transfer, or which leases, the properties and assets of the Guarantor substantially as an entirety shall be a corporation (including a bank), partnership, limited liability company or trust (or a branch of any of the foregoing), shall be validly existing under the laws of the jurisdiction of its organization and shall expressly assume in writing the guarantee of the due and punctual payment of the principal of and interest on the Notes (including any additional amounts as specified in Condition 8) pursuant to the terms of the Guarantee and the performance or observance of every covenant in the Guarantee on the part of the Guarantor to be performed or observed.

         "Person" means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

(f)      Modification of Guarantee

         For so long as any of the Notes are outstanding, any amendment or modification of the Guarantee shall require the consent of Noteholders holding at least 75 per cent. in principal amount of the Notes for the time being outstanding, except for amendments or modifications to correct any manifest error in the Guarantee, which shall not require any such consent.

5.       Interest

(a) The Notes bear interest from, and including, 5th October, 2000 (the "Issue Date") at the applicable rated determined in accordance with paragraph
(c) below (the "Rate of Interest"). Interest on the Notes is payable quarterly in arrear on 6th January, 6th April, 6th July and 6th October in each year (each an "Interest Payment Date"), the first Interest Payment Date being 6th January, 2001, provided, however, that if any Interest Payment Date would otherwise fall on a day which is not a Business Day (as defined below) in New York City, it will be postponed to the next Business Day in New York City unless it would thereby fall into the next calendar month, in which case it will be brought forward to the immediately preceding Business Day in New York City. The period from, and including, the Issue Date to, but excluding, the first Interest Payment Date and each subsequent period from, and including, an Interest Payment Date to, but excluding, the next succeeding Interest Payment Date is called an "Interest Period."

         "Business Day" means a day on which commercial banks and foreign exchange markets are open in the relevant city.

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(b)      Each Note will cease to bear interest from the due date for redemption unless, upon due presentation, payment of principal is improperly withheld or refused. In such event it shall continue to bear interest (both before and after judgment) at the Rate of Interest then in effect until whichever is the earlier of (a) the day on which all sums due in respect of such Note up to that day are received by or on behalf of the relevant holder, and (b) the day seven days after the Fiscal Agent has notified Noteholders of receipt of all sums due in respect of all the Notes up to that seventh day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

(c) The Rate of Interest in respect of each Interest Period will be determined by The Chase Manhattan Bank or its duly appointed successor (the "Calculation Agent") in accordance with the following provisions:

         (i) on the second Business Day in London before the commencement of the relevant Interest Period (the "Interest Determination Date"), the Calculation Agent will determine the Screen Rate (as defined below) as at or about 11.00 am., London time, on the Interest Determination Date in question;

         (ii)     if the Screen Rate is unavailable, the Calculation Agent will:

                  (A) request each of the Reference Banks (as defined below) to provide the Calculation Agent with its offered quotation to leading banks in the London interbank market for U.S. dollar deposits for a period equal to the relevant Interest Period, as at or about 11.00 a.m., London time, on the Interest Determination Date in question; and

                  (B) determine the arithmetic mean (rounded, if necessary, to the fifth decimal place, with 0.000005 being rounded upwards) of the offered quotations; and

         (iii) if fewer than two such quotations are provided as requested, the Calculation Agent will determine the arithmetic mean (rounded, if necessary, as aforesaid) of the rates quoted by major banks in New York City, selected by the Calculation Agent, at approximately 11.00 a.m., New York City time, on the Interest Determination Date in question, for loans in U.S. dollars to leading European banks for a period equal to the relevant Interest Period commencing on the first day of the relevant Interest Period, and the Rate of Interest for such Interest Period shall be the rate or, as the case may be, the arithmetic mean so determined plus the Margin (as defined below), provided, however, that if the Calculation Agent is unable to determine a rate, or, as the case may be, an arithmetic mean in accordance with the above provisions in relation to any Interest Period the Rate of Interest applicable to the Notes for such Interest Period shall be the Rate of Interest applicable to the Notes for the last preceding Interest Period to which one of subparagraphs
(i), (ii) or (iii) of this paragraph (c) shall have applied.

         "Margin" means 0.20 per cent per annum.

         "Reference Banks" means four major banks in the London interbank market selected by the Calculation Agent.

         "Screen Rate" means (x) the offered rate for three-month deposits in U.S. dollars displayed on Telerate Page 3750 (or such replacement page on that service which displays the information), or (y) if the service specified in (x) above does not, or ceases to, display the information, the arithmetic average (rounded upwards, if necessary, to the nearest fifth decimal place with 0.000005 being rounded upwards), determined by the Calculation Agent of the rates for three-month deposits in U.S. dollars as displayed on the Reuters Screen LIBO Page (or such replacement page on that service which displays the information), or (z) if the service specified in (y) above does not, or ceases to, display the information, such other screen service as may be determined by the Calculation Agent.

(d) The Calculation Agent shall, as soon as practicable after 11.00 a.m., London time, on each Interest Determination Date, but in no event later than the second Business Day in London thereafter, determine the U.S. dollar amount payable in respect of interest with respect to each denomination of Notes (the "Interest Amount") for the relevant Interest Period. Each Interest Amount shall be determined by applying the Rate of Interest for such Interest Period to the principal amount of one Note of the relevant denomination multiplying the product by the actual number of days in such Interest Period divided by 360 and rounding the resultant figure to the nearest cent (half a cent being rounded upwards).

(e) The Calculation Agent shall use its best efforts to cause the Rate of Interest and each Interest Amount for each applicable Interest Period to be published in accordance with Condition 14 and, so long as the Notes are listed on the Luxembourg Stock Exchange, to be notified to the Luxembourg Stock Exchange as soon as possible after their determination but in no event later than the second Business Day in London thereafter.

(f) All notifications, opinions, determinations, certificates, calculations, rates and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition, whether by the Reference Banks or any of them or the Calculation Agent, will (in the absence of wilful default, bad faith or manifest error) be final and binding on the Issuer and the Guarantor, the Reference Banks, the Calculation Agent, the Paying Agents, the Fiscal Agent and all holders and (in the absence of wilful default, bad faith or manifest error) no liability to the Issuer, the Guarantor or the holders shall attach to the Reference Banks or the Calculation Agent in connection with the exercise or non-exercise by them of their powers, duties and discretions under this Condition.

(g) The Issuer and the Guarantor will procure that so long as any of the Notes remain outstanding there shall at all times be a Calculation Agent for the purposes of the Notes. The Issuer and the Guarantor may at any time (and if for any reason the Calculation Agent at any time defaults in its obligation to determine the Rate of Interest or calculate any Interest Amount in accordance with paragraph (c) or (d) above, as the case may be, or is unable or unwilling to continue to act as Calculation Agent, the Issuer and the Guarantor, as promptly as practicable, will) terminate the appointment of the Calculation Agent and replace it with another leading commercial bank or investment bank. The Calculation Agent may not resign its duties or be removed without a successor having been appointed. Notice of any change in the Calculation Agent will be given to the holders in accordance with Condition 14.

6.       Redemption and Purchase

(a)      Final redemption

         Unless previously redeemed, or purchased and cancelled, the Notes will be redeemed at their principal amount on the Interest Payment Date falling in October 2003. The Notes may not be redeemed at the option of the Issuer other than in accordance with this Condition.

(b)      Redemption for taxation reasons

         The Notes may be redeemed at the option of the Issuer in whole, but not in part, on any Interest Payment Date at any time prior to maturity on giving not less than 30 nor more than 60 days' notice to the Noteholders (which notice shall be irrevocable), at their principal amount, (i) if (x) the Issuer has or will or the Guarantor would, if required to pay under the Guarantee, become obliged to pay additional amounts as provided or referred to in Condition 8 as a result of any change in, or amendment to, the laws or regulations of the United States or Switzerland, as the case may be, or of any political subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective on or after the issue date of the Notes, and (y) such obligation cannot be avoided by the Issuer (or the Guarantor, as the case may be) taking reasonable measures available to it; or (ii) if the Issuer or the Guarantor is prevented by applicable law from making payment of the full amount then due and payable. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by two Directors of the Issuer (or two Managing Directors of the Guarantor, as the case may be) stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to the effect that the Issuer (or the Guarantor, as the case may be) has or will become obliged to pay such additional amounts as a result of such change or amendment or become prevented by applicable law from making such payments, as the case may be.

         In addition, if the Issuer shall determine that any payment made outside the United States by the Issuer (or the Guarantor, as the case may be) or any Paying Agent of principal or interest due in respect of any Note would, under any present or future laws or regulations of the United States, be subject to any certification, identification or other information reporting requirement of any kind, the effect of which requirement is the disclosure to the Issuer, the Guarantor, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Note or Coupon who is a United States Alien (other than such a requirement (a) which would not be applicable to a payment made by the Issuer (or the Guarantor, as the case may be) or any Paying Agent (i) directly to the beneficial owner or (ii) to a custodian, nominee or other agent of the beneficial owner, or (b) which can be satisfied by such custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien, provided that, in each case referred to in clauses (a)(ii) and (b), payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any such requirement), the Issuer shall redeem the Notes, in whole but not in part, at their principal amount (together with interest accrued to the date fixed for redemption) or, at the election of the Issuer, if the conditions of the next paragraph are satisfied, pay the additional amounts specified in such paragraph. The Issuer shall make such determination and election as soon as practicable and publish prompt notice thereof (the "Determination Notice") stating the effective date of such certification, identification or other information reporting requirements, whether the Issuer will redeem the Notes or whether the Issuer has elected to pay the additional amounts specified in the next paragraph, and (if applicable) the last date by which the redemption of the Notes must take place, as provided in the next succeeding sentence. If the Issuer elects to redeem the Notes pursuant to this paragraph, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Issuer shall elect on giving not less than 30 nor more than 60 days' notice to the Noteholders. Notwithstanding the foregoing, the Issuer shall not so redeem the Notes if the Issuer or the Guarantor shall subsequently determine, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any such certification, identification or other information reporting requirement, in which case the Issuer or the Guarantor shall publish prompt notice of such determination and any earlier redemption notice shall be revoked and of no further effect. Prior to the publication of any notice of redemption pursuant to this paragraph, the Issuer shall deliver to the Fiscal Agent a certificate signed by two Directors of the Issuer (or two Managing Directors of the Guarantor, as the case may be) stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognised standing to such effect based on such statement of facts.

         If and so long as the certification, identification or other information reporting requirements referred to in the preceding paragraph would be fully satisfied by payment of a backup withholding tax or similar charge (without any requirement that the nationality, residence or identity of such beneficial owner be disclosed to the Issuer, the Guarantor, any Paying Agent or any governmental authority), the Issuer may elect to pay as additional amounts such amounts as may be necessary so that every net payment made outside the United States following the effective date of such requirements by the Issuer, the Guarantor or any Paying Agent of principal or interest due in respect of any Note or any Coupon of which the beneficial owner is a United States Alien, after deduction or withholding for or an account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge which (i) would not be applicable in the circumstances referred to in the parenthetical clause of the first sentence of the preceding paragraph, or (ii) is imposed as a result of presentation of such Note or Coupon for payment more than 30 days after the date on which such payment becomes due and payable or on which payment thereof is duly provided for, whichever occurs later), will not be less than the amount provided for in such Note or Coupon to be then due and payable. If the Issuer elects to pay any additional amounts pursuant to this paragraph, the Issuer shall have the right to redeem the Notes in whole but not in part at any time pursuant to the applicable provisions of the preceding paragraph and the redemption price of such Notes shall not be reduced for applicable withholding taxes. If the Issuer elects to pay additional amounts pursuant to this paragraph and the condition specified in the first sentence of this paragraph should no longer be satisfied, then the Issuer shall redeem the Notes, in whole but not in part, pursuant to the applicable provisions of the preceding paragraph and the redemption price of such Notes shall not be reduced for applicable withholding taxes.

         "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

(c)      Notice of redemption

         Notice of any redemption under this Condition will be given to the holders in accordance with Condition 14. All Notes in respect of which a notice of redemption is given under this Condition (unless such notice of redemption is revoked in accordance with this Condition) shall be redeemed on the date specified in such notice in accordance with this Condition.

(d)      Purchases

         The Issuer and the Guarantor and any of their respective Subsidiaries (as defined in the Fiscal Agency Agreement) may at any time purchase Notes by tender, in the open market or otherwise at any price. Any purchase shall be made in accordance with applicable laws or regulations, including (without limitation) applicable stock exchange regulations. The Notes so purchased, while held by or on behalf of the Issuer, the Guarantor or any such Subsidiary, shall not entitle the holder to vote at any meetings of the Noteholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Noteholders or for the purposes of paragraph (a) of Condition 12. Notes so purchased may be held, resold or surrendered to any Paying Agent for cancellation.

(e)      Cancellation

         All Notes which are redeemed and any unmatured Coupons attached thereto or surrendered therewith at the time of redemption shall forthwith be cancelled. All Notes so cancelled and all Notes purchased and cancelled pursuant to paragraph (d) above (together with all unmatured Coupons cancelled therewith) shall be forwarded to the Fiscal Agent and cannot be reissued or resold.

7.       Payments

(a)      Method of payment

         Payments of principal and interest will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of Notes or the appropriate Coupons (as the case may be) at the specified office of any Paying Agent (subject to paragraph (b) below) by U.S. dollar cheque drawn on a bank in New York City, or by transfer to a U.S. dollar account maintained by the payee with a bank outside the United States. Payments of interest due in respect of any Note other than on presentation and surrender of matured Coupons shall be made only against presentation and either surrender or endorsement (as appropriate) of the relevant Note.

(b)      U.S. paying agent

         Payments of interest in respect of Notes may only be made at the specified offices of Paying Agents outside the United States, except that they may be made at the specified office of a Paying Agent in New York City if (i) the Issuer shall have appointed Paying Agents with specified offices outside the United States with the reasonable expectation that such Paying Agents would be able to make payment at such offices of the full amount of the interest on the Notes in U.S. dollars when due, (ii) payment of the full amount of such interest at all specified offices of the Paying Agents outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and (iii) the relevant payment is permitted by applicable U.S. law. If a Note is presented for payment of principal at the specified office of any Paying Agent in the United States in circumstances where interest (if any is payable against presentation of the Note) is not to be paid there, the relevant Paying Agent will annotate the Note with the record of the principal paid and return it to the holder for the obtaining of interest elsewhere. Except as provided in this paragraph, no payment in respect of the Notes will be made by mail to an address in the United States or by wire transfer to an account maintained by the holder in the United States.

(c)      Payments subject to fiscal laws

         All payments are subject in all cases to any applicable fiscal or other laws and regulations, but without prejudice to the provisions of Condition 8. No commissions or expenses shall be charged to the holders in respect of such payment.

(d)      Redemption and surrender of unmatured Coupons

         Each Note should be presented for redemption together with all unmatured Coupons relating to it, failing which the amount of any such missing unmatured Coupon (or, in the case of payment not being made in full, that proportion of the amount of such missing unmatured Coupon which the sum of principal so paid bears to the total principal amount due) will be deducted from the sum due for payment. Each amount of principal so deducted will be paid in the manner mentioned above against presentation and surrender (or, in the case of partial payment only, endorsement) of the relevant missing Coupon at any time before the expiry of 10 years after the Relevant Date (as defined in Condition
8) in respect of the relevant Note (whether or not the Coupon would otherwise have become void pursuant to Condition 10) but not thereafter.

(e)      Payments on Business Days

         A Note or Coupon may only be presented for payment on a day which is a Business Day (as defined in paragraph (a) of Condition 4) in the place of presentation and, in the case of payment by transfer to a U.S. dollar account, in New York City. No further interest or other payment will be made as a consequence of the day on which the relevant Note or Coupon may be presented for payment under this paragraph falling after the due date.

(f)      Paying Agents

         The initial Paying Agents and their initial specified offices are listed below. The Issuer and the Guarantor reserve the right at any time to vary or terminate the appointment of any Paying Agent and appoint additional or other Paying Agents provided that they will maintain (i) a Fiscal Agent and (ii) at least one Paying Agent (which may be the Fiscal Agent) having a specified office in a major European city (which, so long as the Notes are listed on the Luxembourg Stock Exchange, shall be Luxembourg). In addition, the Issuer and the Guarantor shall forthwith appoint a Paying Agent in New York City in the circumstances described in paragraph (b) above (if there is no such Paying Agent at the time) and shall after such circumstances arise maintain such a Paying Agent. Notice of any change in the Paying Agents or their specified offices will promptly be given to the holders in accordance with Condition 14.

8.       Payment of Additional Amounts

(a)      Switzerland

         All payments of principal and interest in respect of the Notes and the Coupons (including amounts paid by the Guarantor) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within Switzerland or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event the Issuer (or the Guarantor, as the case may be) shall pay such additional amounts as will result in receipt by the holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in respect of any Note or Coupon presented for payment:

         (i) by or on behalf of a holder who is liable to such taxes, duties, assessments or governmental charges in respect of such Note or Coupon by reason of his having some connection with Switzerland other than the mere holding of the Note or Coupon; or

         (ii) more than 30 days after the Relevant Date except to the extent that the holder would have been entitled to such additional amounts on presenting such Note or Coupon for payment on the last day of such period of 30 days.

         "Relevant Date" means whichever is the later of (i) the date on which such payment first becomes due and (ii) if the full amount payable has not been received by the Fiscal Agent on or prior to such due date, the date on which, the full amount having been so received, notice to that effect shall have been given to the Noteholders.

(b)      United States

         All payments of principal and interest in respect of the Notes and the Coupons (including amounts paid by the Guarantor) to any holder appertaining thereto who is a United States Alien (as defined in paragraph (b) of Condition
6) shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In that event the Issuer (or the Guarantor, as the case may be) shall pay such additional amounts as will result in receipt by such holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable by the Issuer or any Guarantor to any such holder for or on account of:

         (i) any such tax, duty, assessment or other governmental charge which would not have been so imposed but for (x) the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of such holder, if such holder is an estate, a trust, a partnership or a corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member or shareholder) being or having been a citizen or resident thereof or being or having been engaged in a trade or business or present therein or having, or having had, a permanent establishment therein or (y) the presentation by the holder of any such Note or Coupon for payment on a date more than 30 days after the Relevant Date, except to the extent that the holder of it would have been entitled to such additional amounts on presenting such Note or Coupon for payment on the last day of such period of 30 days;

         (ii) any estate, inheritance, gift, sales, transfer or personal property tax or any similar tax, duty, assessment or governmental charge;

         (iii) any tax, duty, assessment or other governmental charge imposed by reason of such holder's past or present status as a personal holding company or foreign personal holding company or controlled foreign corporation or passive foreign investment company with respect to the United States or as a corporation which accumulates earnings to avoid United States federal income tax or as a private foundation or other tax-exempt organisation;

         (iv) any tax, duty, assessment or other governmental charge which is payable otherwise than by withholding from payment on or in respect of any Note or Coupon;

         (v) any tax, duty, assessment or other governmental charge required to be withheld by any Paying Agent from any payment of principal of, or interest on, any Note, if such payment can be made without such withholding by any other Paying Agent outside the United States;

         (vi) subject to Condition 6 above, any tax, duty, assessment or other governmental charge which would not have been imposed but for the failure to comply with certification, information or other reporting requirements concerning the nationality, residence or identity of the holder or beneficial owner of such Note or Coupon, if such compliance is required by statute or by regulation of the United States or of any political subdivision or taxing authority thereof or therein as a precondition to relief or exemption from such tax, assessment or other governmental charge;

         (vii) any tax, duty, assessment or other governmental charge imposed by reason of such holder's past or present status as the actual or constructive owner of 10 per cent. or more of the total combined voting power of all classes of stock entitled to vote of the Guarantor or as a direct or indirect subsidiary of the Guarantor; or

         (viii) any combination of two or more of items (i) through (vii) above;

nor shall any additional amounts be paid with respect to any payment on a Note or Coupon to a United States Alien who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent such payment would be required by the laws of the United States (or any political subdivision thereof) to be included in the income, for tax purposes, of a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the Notes or Coupon.

         Any reference in these Conditions to principal or interest shall be deemed to include any additional amounts which may be payable under this Condition 8.

9.       Events of Default

         If any of the following events (each an "Event of Default") occurs and is continuing:

         (a)      Non-payment of interest

         the Issuer fails to pay any interest on any of the Notes when due and such failure continues for a period of 30 days; or

         (b)      Non-payment of principal

         the Issuer fails to pay the principal of any of the Notes when due and such failure continues for a period of 10 days; or

         (c)      Breach of other obligations

         the Issuer or the Guarantor does not perform or comply with any one or more of its other obligations in the Notes or the Guarantee which default is incapable of remedy or is not remedied within 60 days after notice of such default shall have been given to the Fiscal Agent at its specified office by any Noteholder; or

         (d)      Cross-default

         (i) any other present or future loan or indebtedness of the Issuer or the Guarantor for or in respect of borrowed money with an original maturity in excess of twelve months becomes due and payable prior to its stated maturity otherwise than at the option of the Issuer (or the Guarantor, as the case may be) or (ii) any such indebtedness is not paid when due or, as the case may be, within any applicable grace period, or (iii) the Issuer or the Guarantor fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any borrowed money with an original maturity in excess of twelve months provided that the aggregate amount of the relevant indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this paragraph (d) have occurred equals or exceeds U.S.$12,500,000, in the case of the Issuer, or U.S.$50,000,000, in the case of the Guarantor, or, in either case, its equivalent in another currency (on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by any leading bank on the day on which this paragraph operates); or

         (e)      Security enforced

         any mortgage, lien or other encumbrance, present or future, created or assumed by the Issuer or the Guarantor becomes enforceable and any step is taken to enforce it (including the taking of possession or the appointment of a receiver, manager or other similar person) provided that the aggregate amount of the relevant indebtedness in respect of which such mortgage, lien or other encumbrance was created or permitted to subsist equals or exceeds U.S.$12,500,000 in the case of the Issuer, or U.S.$50,000,000 in the case of the Guarantor, or, in either case, its equivalent in another currency (on the basis of the middle spot rate for the relevant currency against the U.S. dollar as quoted by any leading bank on the day on which this paragraph operates); or

         (f)      Insolvency

         (i) the Issuer or the Guarantor is (or is, or could be, deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend payment of all or a material part of (or of a particular type of) its debts, proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer or the Guarantor; or (ii) the Issuer or the Guarantor commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganisation or similar law to be adjudicated insolvent or bankrupt, or consents to the entry of a decree or order for relief in any involuntary case or proceeding under any such law, or takes or consents to any similar action; or

         (g)      Winding-up

         an order is made or an effective resolution passed for the winding-up or dissolution of the Issuer or the Guarantor, or the Issuer or the Guarantor ceases or threatens to cease to carry on all or a material part of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by an Extraordinary Resolution of the holders; or

         (h)      Guarantee

         the Guarantee is not (or is claimed by the Guarantor not to be) in full force and effect;

then any Note may, by notice in writing given to the Fiscal Agent at its specified office by the holder, be declared immediately due and payable whereupon it shall become immediately due and payable at its principal amount together with accrued interest without further formality unless such Event of Default shall have been remedied prior to the receipt of such notice by the Fiscal Agent.

10.      Prescription

         Claims in respect of Notes and Coupons will become void unless presentation for payment is made as required by Condition 6 within a period of 10 years in the case of Notes and 5 years in the case of Coupons from the appropriate Relevant Date, subject to the provisions of Condition 7.

11.      Replacement of Notes and Coupons

         If any Note or Coupon is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Fiscal Agent, subject to all applicable laws and stock exchange requirements, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence, security, indemnity and otherwise as the Issuer and the Guarantor may require (provided that the requirement is reasonable in the light of prevailing market practice). Mutilated or defaced Notes or Coupons must be surrendered before replacements will be issued.

12.      Meetings of Noteholders and Modification of Fiscal Agency Agreement

(a)      Meetings of Noteholders

         The Fiscal Agency Agreement contains provisions for convening meetings of Noteholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of certain modifications of the Notes, the Coupons, the Guarantee or certain provisions of the Fiscal Agency Agreement. Such a meeting may be convened by Noteholders holding not less than 10 per cent. in principal amount of the Notes for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be two or more persons holding or representing a clear majority in principal amount of the Notes for the time being outstanding, or at any adjourned meeting two or more persons being or representing Noteholders whatever the principal amount of the Notes held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the maturity of the Notes or the dates on which interest is payable in respect of the Notes, (ii) to reduce or cancel the principal amount of, or interest on, the Notes, (iii) to change the currency of payment of the Notes or the Coupons, (iv) to modify the provisions concerning the quorum required at any meeting of Noteholders or the majority required to pass an Extraordinary Resolution or (v) to modify or cancel the Guarantee, in which case the necessary quorum will be two or more persons holding or representing not less than 75 per cent., or at any adjourned meeting not less than 25 per cent., in principal amount of the Notes for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Noteholders (whether or not they were present at the meeting at which such resolution was passed) and on all Couponholders.

(b)      Modification of Fiscal Agency Agreement

         The Issuer and the Guarantor shall only permit any modification of, or any waiver or authorisation of any breach or proposed breach of or any failure to comply with, the Fiscal Agency Agreement, if to do so could not reasonably be expected to be prejudicial to the interests of the holders.

13.      Further Issues

         The Issuer may from time to time without the consent of the Noteholders or Couponholders create and issue additional securities either having the same terms and conditions as the Notes in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Notes) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Notes include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Notes.

14.      Notices

         Notices to Noteholders will be valid if published in a leading newspaper having general circulation in London (which is expected to be the Financial Times) and (so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require) in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication shall not be practicable, in an English language newspaper of general circulation in Europe. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made. Couponholders will be deemed for all purposes to have notice of the contents of any notice given to the Noteholders in accordance with this Condition.

15.      Currency Indemnity

         U.S. dollars is the sole currency of account and payment for all sums payable by the Issuer or the Guarantor under or in connection with the Notes and the Coupons, including damages. Any amount received or recovered in a currency other than U.S. dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the winding-up or dissolution of the Issuer or the Guarantor or otherwise) by any holder in respect of any sum expressed to be due to it from the Issuer or Guarantor shall only constitute a discharge to the Issuer and Guarantor to the extent of the U.S. dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that U.S. dollar amount is less than the U.S. dollar amount expressed to be due to the recipient under any Note or Coupon, the Issuer (or the Guarantor, as the case may be) shall indemnify it against any loss sustained by it as a result. In any event, the Issuer (or the Guarantor, as the case may be) shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition, it will be sufficient for the Noteholder or Couponholder, as the case may be, to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Issuer's and Guarantor's other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Noteholder or Couponholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Note or Coupon or any other judgment or order.

16.      Governing Law

(a)      Governing law

         The Fiscal Agency Agreement, the Notes and the Coupons are governed by and shall be construed in accordance with the laws of the State of New York. The Guarantee is governed by and shall be construed in accordance with Swiss law without regard to its principles of conflicts of laws.

(b)      Jurisdiction

         The Issuer agrees that any suit, action or proceeding against the Issuer brought by holders arising out of or based upon the Notes or Coupons may be instituted in any of the United States federal or state courts located in the State of New York, County of New York (each, a "New York Court"), waives any objection, to the fullest extent permitted by applicable law, which it may now or hereafter have to the jurisdiction or the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Issuer appoints CT Corporation System, 1633 Broadway, New York, New York 10019, as its authorised agent (the "Authorised Agent") upon whom process may be served in any suit, action or proceeding arising out of or based upon the Notes or Coupons which may be instituted in any New York Court by holders, and expressly accepts the non-exclusive jurisdiction of any such court in respect of any such suit, action or proceeding. The Issuer hereby represents and warrants that the Authorised Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Issuer agrees to take any and all actions, including the filing of any and all documents that may be necessary to continue such appointment in full force and effect as aforesaid. Service of process upon the Authorised Agent shall be deemed, in every respect, effective service of process upon the Issuer. Notwithstanding the foregoing, any action against the Issuer arising out of or based upon the Notes or Coupons may be instituted by holders in any other court of competent jurisdiction.

         Any suit, action or proceeding in respect of the Guarantee shall be brought against the Guarantor exclusively in the ordinary courts of the Canton of Zurich, the venue being Zurich 1, with the right to appeal to the Swiss Federal Court of Justice in Lausanne in accordance with Swiss federal law, and the Guarantor has, in the Guarantee, irrevocably submitted in respect of any such action or proceedings to the exclusive jurisdiction of the aforesaid courts.

(c)      Jury trial

         The Issuer hereby waives, and the holder hereof, by his acceptance of the Notes, waives the right to a jury trial with respect to any legal action, suit or proceeding brought in any New York Court concerning the Notes or the Coupons.